Exhibit 10.4

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

FIRST AMENDMENT

TO THE EXCLUSIVE PATENT LICENSE

This First Amendment dated as of October 9, 2020 (the “Amendment”) is made to that Exclusive Patent License between Solid Biosciences Inc. (“Solid”) and the University of Washington acting through UW CoMotion (“University”) dated as of October 16, 2015 with a University reference number 37475A (the “Agreement”).  Capitalized terms used herein and not defined have the meaning as set forth in the Agreement.

Whereas, the Parties acknowledge that Solid is in discussions with Ultragenyx Pharmaceutical Inc. (“Collaborator”) to potentially Sublicense certain rights to the Licensed Patents to the Collaborator (the “Transaction”); and

Whereas, the Parties wish to amend the Sublicensing Consideration solely as it relates to the Transaction.

Now, therefore, in consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Sublicensing Consideration.  The Parties hereby acknowledge that Solid has achieved Milestone [**] as set forth in Section A.2. of Exhibit A to the Agreement, which will result in Solid paying to University [**] of the Sublicensing Consideration received by Solid from the Transaction.  Notwithstanding the foregoing, and notwithstanding Section 6.1 and Exhibit A of the Agreement, the Parties hereby agree that, solely in the event that Solid and Collaborator consummate the Transaction within [**] after the date of this Amendment, Solid shall pay University $[**] solely in lieu of the [**] of Sublicensing Consideration due to University from the upfront consideration received by Solid from Collaborator at the time the Transaction is executed or substantially contemporaneously therewith, including any premium over Fair Market Value received by Solid from Collaborator on any sale and issuance of Solid’s common stock in connection with the execution of the Transaction.  All other payments due to University in respect of Sublicensing Consideration from the Transaction shall be payable as set forth in the Agreement and due according to Section 6.1 of the Agreement and Section A3.7 of Exhibit A of the Agreement.

2.Financial Milestones.  The Parties hereby agree to amend the Financial Milestones set forth in Section A3.5 of Exhibit A to the Agreement, whether achieved by Company or a Sublicensee, as follows:

Section	Financial Milestone	Amount Payable
A3.5.2	[**]	[**]
A3.5.3	[**]	[**]
A3.5.4	[**]	[**]
A3.5.5	[**]	[**]

Except as expressly set forth herein, all of the terms and conditions of the Agreement remain in full force and effect. To the extent that there are any inconsistencies between the terms of the Agreement and Amendment, the terms of this Amendment shall prevail in effect.

The parties acknowledge that the Agreement and this Amendment set forth the entire understanding and intentions of the parties hereto as to the subject matter hereof, and supersedes all previous understandings between the parties, written or oral, regarding such subject matter.

IN WITNESS WHEREOF, Solid and University have caused this Amendment to be executed by their duly authorized officers as of the date first set forth above.

SOLID BIOSCIENCES INC.UNIVERSITY OF WASHINGTON

By: /s/ Ilan Ganot______________________	By:_/s/ Fiona Wills________________________

Print Name: _Ilan Ganot________________	Print name: Fiona Wills

Title: Chief Executive Officer_____________	Title: _Associate Vice Provost,
Innovation Development_